Exhibit 99.1

Contact:

Kevin D. Green	Jason Spark
Vice President, Finance & CAO	Canale Communications
Cerus Corporation	(619) 849-6005
(925) 288-6138

CERUS CORPORATION REPORTS SECOND QUARTER REVENUES

—    Product revenue jumps 47% from Q2 2009

CONCORD, CA, July 29, 2010 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2010.

Revenue for the second quarter of 2010 was $5.9 million, up from $4.2 million recognized during the second quarter of 2009. Total revenue for the first six months of 2010 was $11.7 million, up from $7.7 million recognized during the first six months of 2009. The increase in revenue for the second quarter and first six months of 2010 was due to growth from product sales of the INTERCEPT Blood System. Product revenue for the INTERCEPT Blood System was $5.7 million during the second quarter of 2010, representing an increase of $1.8 million, or 47%, from the second quarter of 2009. Despite average foreign exchange rate erosion of 8% between the U.S. dollar and the Euro, product revenue grew by 4% from the first quarter of 2010. Product revenue for the first six months of 2010 was $11.2 million, up from $7.0 million during the first six months of 2009. Government grant revenue recognized during the second quarter of 2010 was $0.2 million, compared to $0.3 million recognized during the second quarter of 2009. Government grant revenue for the first six months of 2010 was $0.5 million, down from $0.7 million in government grant revenue recognized during the first six months of 2009.

Gross margins for the second quarter of 2010 were 51% compared to gross margins of 40% for the second quarter of 2009. Gross margins for the first six months of 2010 were 48% compared to 40% for the same period in 2009. The improvement in 2010 gross margins is attributable to lower per-unit costs of INTERCEPT Blood System product sold in 2010 compared to 2009.

Total operating expenses for the second quarter of 2010 were $6.5 million, down from $7.2 million for the same period in 2009. The decrease in operating expenses reflects the full effect of the Company’s 2009 restructuring plans announced in March 2009. Operating expenses for the first six months of 2010 were $13.1 million, down from $16.0 million during the same period in 2009.

Net loss for the second quarter of 2010 was $5.4 million, or $0.14 per share, compared to a net loss of $6.2 million, or $0.19 per share, for the second quarter of 2009. Net loss for the first six months of 2010 was $10.4 million, or $0.27 per share, compared to a net loss of $13.6 million, or $0.42 per share, for the same period in 2009.

At June 30, 2010, the Company had cash, cash equivalents and short-term investments of $15.9 million, down from $19.9 million at December 31, 2009 and $19.0 million at March 31, 2010, resulting in net cash consumption of $3.1 million for the second quarter. During the first quarter of 2010, the Company entered into a $10 million growth capital facility and drew the first $5 million from that facility. The second $5 million may be drawn down between September 30 and December 31, 2010, at the Company’s option.

“A fifth straight quarter of record product revenues reflects the increasing familiarity of the INTERCEPT product in both routine use and clinical experience. Our technology is now available to more and more patients,” said Claes Glassell, President and Chief Executive Officer of Cerus Corporation. “Despite the difficult global economic environment and weakening of the Euro, we continue to add new customers and see strong demand for improved blood safety.”

RECENT HIGHLIGHTS:

•	Five straight quarters of revenue growth - Achieved 47% year over year growth in sales of INTERCEPT;

•	Improved gross margins to 51% and maintained historically low operating expense levels;

•	Announced INTERCEPT efficacy against XMRV, a retrovirus gaining widespread attention; and

•	Announced results of 22 abstracts presenting experiences with the INTERCEPT Blood System during the XXXIst International Congress of the International Society for Blood Transfusion in Berlin, Germany.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (international).

A replay will be available on the Cerus web site, or by dialing 877-660-6853 (U.S.) or 201-612-7415 (international) and entering account number 286 and conference ID number 300291. The replay will be available approximately two hours after the call through August 6, 2010.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is currently in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue
Product revenue	$5,690	$3,871	$11,190	$6,956
Government grant and cooperative agreements	245	335	467	738

Total Revenue	5,935	4,206	11,657	7,694

Cost of product revenue	2,934	2,520	6,092	4,614

Gross profit	3,001	1,686	5,565	3,080

Operating expenses
Research and development	1,244	1,625	2,494	3,637
Selling, general and administrative	5,304	5,409	10,575	11,510
Restructuring	—	129	—	841

Total operating expenses	6,548	7,163	13,069	15,988

Loss from operations	(3,547)	(5,477)	(7,504)	(12,908)
Other expense, net	(1,880)	(735)	(2,945)	(701)

Net loss	$(5,427)	$(6,212)	$(10,449)	$(13,609)

Net loss per share – basic and diluted	$(0.14)	$(0.19)	$(0.27)	$(0.42)

Weighted average common shares outstanding used for basic and diluted loss per share
Basic	38,940	32,650	38,880	32,620
Diluted	38,940	32,650	38,880	32,620

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	June 30, 2010	December 31, 2009
Cash, cash equivalents, and short-term investments	$15,864	$19,931
Accounts receivable and other current assets	4,770	4,721
Inventories	6,267	7,707
Property and equipment, net	1,691	1,217
Other assets	1,300	915

Total Assets	$29,892	$34,491

Accounts payable and accrued liabilities	$7,669	$9,718
Accrued restructuring	—	113
Deferred revenue	212	345
Long-term debt, current	797	—
Warrant liability	4,352	2,737
Long-term debt, non-current	4,036	—
Other long-term liabilities	748	130

Total liabilities	17,814	13,043

Stockholders’ equity	12,078	21,448

Total liabilities and stockholders’ equity	$29,892	$34,491